                                                                    EXHIBIT 99.1

For Immediate Release

                 COLLET NAMED PRESIDENT OF NEWLY NAMED VELOCITA
             NEW LEADERSHIP, NAME CHANGE MARK PF.NET EVOLUTION FROM
                   CONSTRUCTION COMPANY TO BROADBAND PROVIDER

RESTON, VA, JANUARY 9, 2001 - Bob Collet, a leader in making the Internet commercially viable, will take the helm as president of the newly named Velocita Corp., the company announced today. Both the company name change and the executive appointment were made by Buddy Pickle, who became chief executive officer in September 2000.

"The change in name (from PF.Net) and the appointment of a data and Internet pioneer signal our transformation from a construction company to a global broadband provider," said Velocita CEO Buddy Pickle. "The network we are building with AT&T will give us the lowest cost, highest quality advantage. It will form the strong foundation for development of broadband products for the emerging Optical Internet."

Collet, who led the building of the national and global IP networks for both Sprint and Teleglobe, will lead the development of Velocita's aggressive sales and marketing drive. This effort will complement and support the construction of Velocita's planned nationwide network, the majority of which is scheduled for completion in late 2001, under the direction of Don Bolar, president, network services.

Collet joins Velocita's senior executive team, made up of industry leaders including CEO Buddy Pickle, formerly president of Teligent and before that, UUNet, and Chairman Bob Annunziata, who moved to the company in June 2000 from Global Crossing, where he was CEO and chairman.

 "As we jointly build the network of tomorrow with AT&T, we'll be selling a focused product portfolio consisting of high speed private line and Internet services," said Collet. "Industry pundits are predicting strong growth in both basic and advanced data and Internet services, driven by broadband applications such as streaming video and the interconnection of large private data networks in the near future, and we plan to be in front of that curve in offering those services. Velocita will be one of the anchors of the Optical Internet backbone."

Collet brings more than 20 years of telecommunications experience to Velocita and is recognized as an industry leader in both Internet access and corporate intranet services. He recently served as vice president and general manager of Internet and data services for Teleglobe Communications Corporation, where he grew its Internet business from no market share to the world's largest international IP backbone, according to a Probe

                                     -more-

COLLET HEADS NEWLY NAMED VELOCITA                                         PAGE 2

Research study. He also served in various senior positions with both Sprint and its data unit, Telenet. During that time, he was responsible for the creation and launch of SprintLink, the first IP service to be offered by a carrier and now a key component of Sprint's Internet assets. Facilitated by a corporate agreement with the National Science Foundation, this launch was instrumental in the evolution of the Internet from its embryonic stage as a research and scientific network to a commercially viable offering that allowed large private networks to interconnect.

Collet is now chairman emeritus of the Commercial Internet eXchange (CIX), after having served as chairman of the board for five years. Through CIX, the leading public policy trade association for Internet Service Providers, Collet was instrumental in furthering legislation ensuring that the Internet developed in a way that furthered corporation use and expansion.

Collet graduated from the University of Massachusetts with a bachelor of science in electrical engineering, as well as from both Georgia Tech with a master's degree in electrical engineering and from The American University with a master's in business administration.

Collet replaces Anthony Martin, who has resigned.

Pickle's announcement of the new name, Velocita, coincides with Collet's appointment. The new name, Velocita, connotes speed and quickness, in keeping with the company's goal to build and offer leading edge services over the most technologically advanced network. The word is derived from the Latin word "velocitas," which translates into a range of related words in Latin-based languages, including "velocity" in English, velocite in French and velocidad in Spanish.

 "We want Velocita to be linked with network speed, the latest product offerings, quick delivery and rapid customer response, and we believe the name best communicates this corporate mission," said Pickle. "Speed also implies `first' - first to market, first with customers, first with the technology - which underlines our goal to be a leader. Now the new name and complete executive team position us to be the leader in both current high growth optical services and the emerging Optical Internet backbone market."

The naming project was conducted by the Brand Institute over a two-month period. Employees were involved in the initial stage of the selection process, which reviewed and considered hundreds of names. Velocita will promote its new name through its Web site, promotional material, at trade shows and conferences, as well as speaking engagements, throughout 2001.


                                     -more-

COLLET HEADS NEWLY NAMED VELOCITA                                         PAGE 3

Velocita Corp., based in the greater Washington area, is a global broadband provider serving communications carriers, Internet service providers, and corporate and government customers. Founded in 1998 as facilities-based provider of fiber-optic communications infrastructure, Velocita is joining with its partner, AT&T, to construct a nationwide network. When fully operational in 2002, the network will total over 10,000 miles and connect over 50 major metropolitan areas.
(See www.velocita.com)

                                     ###

Velocita Media Contacts:

Janis Langley
703-391-5044, extension 7277
JANIS.LANGLEY@VELOCITA.COM

Melanie Dougherty
703-391-5044, extension 7274
MELANIE.DOUGHERTY@VELOCITA.COM